Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 4, 2025 (June 9, 2025 as to the effects of the reverse stock split described in Note 2), relating to the financial statements of Caris Life Sciences, Inc., appearing in the Registration Statement No. 333-287551 of Caris Life Sciences, Inc. on Form S-1.

/s/ Deloitte & Touche LLP

San Jose, California

June 18, 2025